Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269079

PROSPECTUS SUPPLEMENT

(To prospectus dated January 26, 2023)

4,900,000 SHARES OF COMMON STOCK

We have entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley”), relating to shares of our common stock offered by this prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell up to 4,900,000 shares of our common stock, par value $0.0001 per share, from time to time through or to B. Riley acting as our agent or principal.

Our common stock is currently trading on The Nasdaq Capital Market under the symbol “DERM”. On January 25, 2023, the last reported sale price of our common stock was $2.19.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and, as such, have elected to comply with certain reduced public company reporting requirements.

Sales of our common stock, if any, under this prospectus will be made in sales deemed to be an “at the market” equity offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). B. Riley is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between B. Riley and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our common stock is listed on the Nasdaq Capital Market, under the symbol “DERM.” As of January 12, 2023, the aggregate market value of our public float, calculated according to General Instructions I.B.6. of Form S-3, is $29,961,072.92, based on 11,795,698 shares of common stock outstanding as of January 12, 2023, of which 7,328,761 shares of our common stock are held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000.

The compensation to B. Riley for sales of common stock sold pursuant to the Sales Agreement will be an amount equal to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, B. Riley will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of B. Riley will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to B. Riley with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-6 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus is January 26, 2023

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in our base prospectus included in the shelf registration statement in one or more offerings. In connection with such offers and when accompanied by the base prospectus included in the registration statement of which this prospectus forms a part, this prospectus will be deemed a prospectus supplement to such base prospectus.

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and B. Riley has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

All references to “Journey,” the “Company,” “we,” “us,” and “our” refer to Journey Medical Corporation.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our common stock under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our common stock involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, and any other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Our Company

We are a commercial-stage pharmaceutical company founded in October 2014 that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. Our current portfolio includes eight branded and three authorized generic prescription drugs for dermatological conditions that are actively marketed in the U.S. We are managed by experienced life science executives with a track record of creating value for their stakeholders and bringing novel medicines to the market, enabling patients to experience increased quality of life and physicians and other licensed medical professionals to provide better care for their patients. We aim to acquire rights to future products by licensing or otherwise acquiring an ownership interest in, funding the research and development of, and eventually commercializing, dermatological products through our exclusive field sales organization.

On November 16, 2021, we completed an initial public offering (“IPO”) of our Common Stock, which resulted in net proceeds of approximately $30.6 million, after deducting underwriting discounts and other offering costs.

We expect our expenses will increase for the foreseeable future as we pursue business development opportunities, commercialize, and market new products and incur additional costs associated with operating as a public company. To date, our business has not been materially impacted by COVID-19; however, depending on the extent of the ongoing pandemic, it is possible that our business, financial condition and results of operations could be materially and adversely affected by COVID-19 in the future. Our cash and cash equivalents balance was $34.9 million at September 30, 2022.

We are a majority-owned subsidiary of Fortress Biotech, Inc. (“Fortress”).

Overview of the Business, Relevant Disease States, Market, and Products

Journey Medical Corporation is a commercial-stage pharmaceutical company founded in October 2014 that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions. Our current portfolio includes eight branded and three authorized generic prescription drugs for dermatological conditions that are actively marketed in the U.S. Since inception, we have made significant investments to build out our commercial product portfolios, which we believe, coupled with our experienced dermatology sales leadership team and our recently expanded field sales force, will position our business for growth.

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As of December 29, 2022, our major actively marketed products, which have been approved by the U.S. Food and Drug Administration (“FDA”) for sale in the United States, include:

•	Amzeeq ((minocycline) topical foam, 4% for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris in adults and children 9 years and older), acquired and launched in January 2022;

•	Zilxi® ((minocycline) topical foam, 1.5% for inflammatory lesions due to rosacea in adults), acquired and launched in January 2022;

•	Qbrexza® (a medicated cloth towelette for the treatment of primary axillary hyperhidrosis), acquired and launched in May 2021;

•	Accutane® (an oral isotretinoin drug for the treatment of severe recalcitrant nodular acne), licensed in July 2020 and launched in March 2021;

•	Ximino® (an oral minocycline drug for the treatment of moderate to severe acne), acquired and launched in August 2019;

•	Exelderm® Cream and Solution (a broad-spectrum antifungal intended for topical use), acquired and launched in October 2018; and

•	Targadox® (an oral doxycycline drug for adjunctive therapy for severe acne), licensed in March 2015 and launched in October 2016.

Additionally, we sell three authorized generic products:

•	minocycline hydrocholoride extended release capsules, launched in April 2020;

•	sulconazole nitrate cream and solution, launched in January 2020; and

•	doxycycline hyclate immediate release tablets, launched in May 2018;

Our Strategy

We are a highly focused, pharmaceutical company dedicated to developing and commercializing therapies for the treatment of dermatologic conditions that seeks to deliver value to patients, physicians and the healthcare system, as well as to our stakeholders. Our strategic priorities include continuing to augment and grow our product portfolio and organization in order to maximize the probabilities of sustainable long-term value creation. This will consist of both commercial execution on our existing product portfolio, including lifecycle management, as well as investing in additional growth strategies through product and company acquisitions, licensing, or developing new products.

For the year ended December 31, 2021, we generated net product revenue of $63.1 million, compared to $44.5 million for the year ended December 31, 2020. For the nine months ended September 30, 2022, we generated net product revenue of $57.7 million, compared to $45.6 million for the nine months ended September 30, 2021.

An important part of our growth strategy is to identify new business development opportunities, including development stage and commercial drugs that we may acquire from other pharmaceutical companies. On June 29, 2021, we entered into an agreement with DRL to license and acquire global (except for the DRL retained rights to the BRIC and CIS countries) ownership rights, title, and interest to DFD-29, a modified release minocycline late-stage development product that is being evaluated to treat inflammatory lesions of rosacea. DFD-29 is currently in clinical development and will remain subject to FDA approval. We also remain responsible for funding the clinical program. Additionally, we recently acquired two FDA-approved drugs. In May 2021, we acquired global ownership rights, title, and interest to Qbrexza® (a medicated cloth towelette for the treatment of primary axillary hyperhidrosis) from Dermira. In December 2020, we acquired an anti-itch product from Sun Pharmaceutical Industries Inc., which we plan on launching in the U.S. during the first half of 2023. We are in various stages of discussion for other opportunities, both commercial and development stage, that could drive additional growth in the business. Successful development and commercialization of any future in-licensed development stage or commercial drugs will require us to navigate the many laws and regulations of governmental authorities and regulatory agencies around the world, including the FDA, relating to the manufacture, development, approval and commercialization of investigational drugs. For development stage drugs, we may require financial resources significantly in excess of those received by the Company upon completion of its IPO, and it may take many years for us to receive marketing approval, if ever, for any in-licensed or acquired product candidate.

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Relationship with Fortress

We have a seven-year operating history. We are a majority owned subsidiary of Fortress. Fortress is a biopharmaceutical company dedicated to acquiring, developing and commercializing pharmaceutical and biotechnology products and product candidates at its majority-owned and majority-controlled subsidiaries and joint ventures, and at entities founded by Fortress and in which it maintains significant minority ownership positions. Fortress has a talented and experienced business development team, comprised of scientists, doctors, and finance professionals, who identify, evaluate, and propose for our consideration promising products and product candidates.

Corporate Information

Journey Medical Corporation was incorporated in Delaware in 2014. Our executive offices are located at 9237 E Via de Ventura Blvd. Suite 105, Scottsdale, AZ 85258. Our telephone number is 480-434-6670, and our e-mail address is info@jmcderm.com or ir@jmcderm.com.

We maintain a website with the address www.jmcderm.com. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-K and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission (“SEC”). We are not including the information on our website as a part of, nor incorporating it by reference into, this report. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may remain an emerging growth company until December 31, 2026, or until such earlier time as we have more than $1.07 billion in annual revenue, we become a “large accelerated filer” under SEC rules, or we issue more than $1 billion of non-convertible debt over a three-year period. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all of these exemptions until such time as we are no longer an emerging growth company.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not applicable to a smaller reporting company.

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THE OFFERING

Common Stock Offered By Us	Up to 4,900,000 shares of our common stock.

Common Stock to be Outstanding After This Offering	Up to 16,665,700 shares, assuming sales of all 4,900,000 shares of our common stock in this offering.

Manner of Offering	“At the market” offering that may be made from time to time through or to B. Riley, as our sales agent or principal. See “Plan of Distribution” on page S-14.

Use of Proceeds	We currently intend to use the net proceeds from this offering for general corporate purposes, including working capital, research and development, payments for research and development — licenses acquired, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. See “Use of Proceeds” on page S-9 of this prospectus.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-6 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus, for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“DERM”

The number of shares of common stock outstanding is based on an aggregate of 11,795,698 shares of common stock and 6,000,000 shares of Class A common stock outstanding as of January 25, 2023, and excludes 1,243,170 shares of our common stock available as of January 25, 2023 for future grant or issuance pursuant to the Journey Medical Corporation 2015 Stock Incentive Plan.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 4,900,000 shares of our common stock are sold at a price of $2.19 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on January 25, 2023, for aggregate gross proceeds of approximately $10.7 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $1.84 per share, representing our as adjusted net tangible book value as of September 30, 2022, after giving effect to this offering. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that these have been or may be exercised, investors purchasing in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Because the sales of the shares offered hereby will be sold in “at the market offerings,” the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Our management will have broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds, and we may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section of this prospectus titled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates, and cause the price of our common stock to decline.

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It is not possible to predict the actual number of shares we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the sales agent at any time throughout the term of the Sales Agreement. The number of shares that are sold through the sales agent after delivering a placement notice will fluctuate based on a number of factors, including the limits we set with B. Riley in any applicable placement notice and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the gross proceeds to be raised in connection with those sales, if any.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so they may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

We have never declared or paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

Our business requires significant funding, and we currently invest available funds and earnings in product development. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently plan to invest all available funds and future earnings in the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

S-7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, including the documents that we incorporate by reference, may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “plan,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “may,” “expect,” “will,” “could,” “project,” “intend” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed under the captions “Risk Factors,” and elsewhere in this report. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:

•	our future financial performance, including our expectations regarding our revenue, cost and operating expenses, including changes in technology and development, selling and marketing and general and administrative expenses, gross profit, and our ability to achieve, and maintain, future profitability;

•	our business plan and our ability to effectively manage our growth;

•	economic and industry trends, projected growth, or trend analysis;

•	political, economic, legal, social and health risks, including the COVID-19 pandemic and subsequent public health measures that may affect our business or the global economy and the actions we may take in response thereto;

•	developments and projections relating to our competitors and industry;

•	increases in costs and disruption of supply or shortage of raw materials;

•	our and our licensors’ ability to obtain, establish, maintain, protect and enforce intellectual property and proprietary protection for our products and technologies and to avoid claims of infringement, misappropriation or other violation of third-party intellectual property and proprietary rights;

•	the outcome of any current or future litigation;

•	our ability to hire and retain key management;

•	our ability to obtain additional financing;

•	our beliefs and objectives for future operations;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our expectations concerning relationships with third parties, including strategic partners;

•	the volatility of the trading price of our common stock;

•	evolving regulations and the potential for unfavorable changes to, or failure by us to comply with, regulations; and

•	our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Act.

The forward-looking statements contained in this prospectus reflect our views and assumptions as of the effective date of this report. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Except as required by law, we assume no responsibility for updating any forward-looking statements.

We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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USE OF PROCEEDS

We may issue and sell up to 4,900,000 shares of our common stock from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Sales Agreement with B. Riley as a source of financing.

We currently intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include working capital, research and development, payments for research and development — licenses acquired, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we may invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities, or may hold such proceeds as cash, until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share of our common stock you pay in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of September 30, 2022 was $(2.2 million), or $(0.13) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding, 11,642,659, as of September 30, 2022.

After giving effect to the sale of 4,900,000 shares of our common stock in this offering at an assumed offering price of $2.19 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on January 25, 2023, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022 would have been $8.0 million, or $0.35 per share. This represents an immediate increase in net tangible book value of $0.48 per share to existing stockholders and immediate dilution of $1.84 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$2.19
Historical net tangible book value per share of as September 30, 2022	$(0.13)
Increase in net tangible book value per share attributable to new investors purchasing shares of common stock in this offering	$0.48
As adjusted net tangible book value per share as of September 30, 2022, after giving effect to this offering	$0.35
Dilution per share to investors purchasing our common stock in this offering	$1.84

The number of shares of common stock outstanding is based on an aggregate of 11,642,659 shares of common stock and 6,000,000 shares of Class A common stock outstanding as of September 30, 2022, and excludes 1,142,620 shares of our common stock available as of September 30, 2022 for future grant or issuance pursuant to the Journey Medical Corporation 2015 Stock Incentive Plan.

The table above assumes for illustrative purposes that an aggregate of 4,900,000 shares of our common stock are sold during the term of the Sales Agreement with B. Riley at a price of $2.19 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on January 25, 2023, for aggregate gross proceeds of $10.7 million. The shares subject to the Sales Agreement with B. Riley are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.19 per share shown in the table above, assuming all 4,900,000 shares of our common stock are sold at that price during the term of the Sales Agreement with B. Riley, would increase our pro forma as adjusted net tangible book value per share to $0.56 per share and would change the dilution in net tangible book value per share to new investors in this offering to $2.63 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.19 per share shown in the table above, assuming all 4,900,000 shares of our common stock are sold at that price during the term of the Sales Agreement with B. Riley, would decrease our pro forma as adjusted net tangible book value per share to $0.14 per share and would change the dilution in net tangible book value per share to new investors in this offering to $1.05 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only and assumes no exercise of the options or warrants outstanding as of September 30, 2022. For more information, see “Description of Capital Stock.”

To the extent that options and warrants outstanding as of September 30, 2022 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, each as amended from time to time, and to the provisions of applicable Delaware law.

Common Stock

Our common stock is traded on the Nasdaq Capital Market under the symbol “DERM.”

The authorized capital stock of Journey consists of 50,000,000 shares of common stock, with $0.0001 par value, 6,000,000 shares of which have been designated as Class A Common Stock, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share. The shares of Preferred Stock are undesignated.

Class A Common Stock

The description of our Class A Common Stock in this item is for information purposes only. All of the Class A Common Stock has been issued to Fortress.

Class A Common Stock is identical to our common stock other than as to voting rights and the election of directors for a definite period (as described below). On any matter presented to our stockholders for their action or consideration at any meeting of our stockholders (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Common Stock will be entitled to cast for each share of Class A Common Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the number of shares of outstanding common stock and the denominator of which is the number of shares of outstanding Class A Common Stock (the “Class A Common Stock Ratio”). Thus, the Class A Common Stock will at all times constitute a voting majority.

For a period of ten (10) years from the date of the first issuance of shares of Class A Common Stock (the “Class A Director Period”), the holders of record of the shares of Class A Common Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Common Stock), exclusively and as a separate class, shall be entitled to appoint or elect the majority of the directors of Journey (the “Class A Directors”). Thus, the Class A Common Stock will be entitled to elect the majority of the board of directors during the Class A Director Period.

Finally, each share of Class A Common Stock is convertible, at the option of the holder, into one fully paid and nonassessable share of common stock (the “Conversion Ratio”), subject to certain adjustments.

Features of Our Common Stock and Class A Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share of common stock held and the holders of our Class A Common Stock are entitled to the number of votes equal to the Class A Common Stock Ratio for each share of Class A Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors except as to the Class A Directors during the Class A Director Period. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

No Preemptive or Similar Rights. The holders of our common stock and Class A Common Stock have no preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable thereto. Additionally, the holders of our common stock (excluding the holders of Class A Common Stock) have no conversion rights.

Adjustment to Class A Common Stock Conversion Ratio. If Journey, at any time effects a subdivision or combination of the outstanding common stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock) (by any stock split, stock dividend, recapitalization, reverse stock split or otherwise), the Conversion Ratio for the Class A Common Stock in effect immediately before that subdivision will be proportionately decreased or increased, as applicable depending on whether there is a subdivision or combination, so that the number of shares of common stock issuable on conversion of each share of Class A Common Stock shall be increased or decreased, as applicable, depending on whether there is a subdivision or combination, in proportion to such increase or decrease in the aggregate number of shares of common stock outstanding. Additionally, if any reorganization, recapitalization, reclassification, consolidation or merger involving the Company occurs in which the common stock (but not the Class A Common Stock) is converted into or exchanged for securities, cash or other property, then each share of Class A Common Stock becomes convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of common stock of the Company issuable upon conversion of one share of the Class A Common Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.

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Blank-Check Preferred Stock; Authorized but Unissued Common Stock. Our Board is authorized to issue, without shareholder approval, preferred stock, the rights of which will be determined at the discretion of our Board and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board does not approve. Further, the existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Provisions

Our Third Amended and Restated Certificate of Incorporation and bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include certain provisions that:

•	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	provide that, after a removal for cause, vacancies on our board of directors may be filled by a majority of directors then in office, even though less than a quorum;

•	prohibit cumulative voting in the election of directors;

•	require majority voting to amend our certificate of incorporation and bylaws;

•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•	restrict the forum for certain litigation against us to Delaware or federal courts;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

•	bestow majority control of the stockholder vote to Fortress by virtue of their exclusive ownership of our Class A Common Stock.

In addition, our credit facility includes, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to our company, which also could discourage, delay or prevent a business combination transaction.

The Company is not subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a period of time without the approval of our board of directors. The Company elected to “opt out” of the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) in the Third Amended and Restated Certificate of Incorporation.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “DERM.”

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PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with B. Riley, under which we may issue and sell from time to time up to 4,900,000 shares of our common stock through or to B. Riley as our sales agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be “at the market” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on any trading market for our common stock. If authorized by us in writing, B. Riley may purchase shares of our common stock as principal.

B. Riley will offer our common stock subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and B. Riley. We will designate the maximum amount of common stock to be sold through B. Riley on a daily basis or otherwise determine such maximum amount together with B. Riley. Subject to the terms and conditions of the Sales Agreement, B. Riley will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct B. Riley not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. B. Riley or we may suspend the offering of our common stock being made through B. Riley under the Sales Agreement upon proper notice to the other party. B. Riley and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to B. Riley as sales agent is equal to 3.0% of the gross sales price of the shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse B. Riley up to $60,000 of B. Riley’s actual outside legal expenses incurred by B. Riley in connection with this offering. We have also agreed to reimburse the B. Riley for certain ongoing expenses. We estimate that the total expenses of the offering payable by us, excluding commissions payable to B. Riley under the Sales Agreement, will be approximately $190,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

B. Riley will provide written confirmation to us following the close of trading on the on each day in which common stock is sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through B. Riley under the Sales Agreement, the net proceeds to us and the compensation paid by us to B. Riley in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise or otherwise required by law, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, B. Riley will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to B. Riley will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to B. Riley against certain liabilities, including liabilities under the Securities Act. As sales agent, B. Riley will not engage in any transactions that stabilizes our common stock.

Our common stock is currently listed on The Nasdaq Capital Market and trades under the symbol “DERM.” The transfer agent of our common stock is VStock Transfer, LLC.

B. Riley and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

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LEGAL MATTERS

The validity of the securities and certain other matters will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina. B. Riley is being represented in connection with this offering by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of Journey Medical Corporation as of December 31, 2021 and 2020 and for each of the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Journey Medical Corporation. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.jmcderm.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022;

•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 10, 2022, for the fiscal quarter ended June 30, 2022, filed on August 9, 2022, and for the fiscal quarter ended September 30, 2022, filed on November 10, 2022;

•	our Current Reports on Form 8-K filed on January 13, 2022, June 21, 2022, July 22, 2022, January 3, 2023, and January 20, 2023; and

•	the description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act, incorporated by reference to our Registration Statement on Form 8-A filed November 12, 2021.

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In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at (480) 434-6670, or by sending a written request to Journey Medical Corporation, Attn: Investor Relations, 9237 E Via de Ventura Blvd. Suite 105, Scottsdale, Arizona 85258. Our internet address is www.jmcderm.com.

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4,900,000 Shares of Common Stock

PROSPECTUS

B. Riley Securities

January 26, 2023